                                   CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made as of the 29th day of September, 1998, by and between HARMON INDUSTRIES, INC., a Missouri corporation ("BORROWER"), and NATIONSBANK, N.A., a national banking association (the "BANK").

     WHEREAS, Borrower has applied to the Bank for a five-year unsecured revolving line of credit in the amount of $40,000,000, and Borrower intends to use the proceeds thereof to provide working capital and refinance certain existing indebtedness; and

     WHEREAS, Borrower has applied to the Bank for a five-year unsecured reducing revolving line of credit in the amount of $35,000,000, and Borrower intends to use the proceeds thereof to provide financing for acquisitions; and

     WHEREAS, Borrower has applied to the Bank to make available, on the request of Borrower, letters of credit in the maximum aggregate amount outstanding at any time of $5,000,000 to be applied against the amount available under the revolving line of credit; and

     WHEREAS, the Bank has agreed to make such credit and loans available to Borrower upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

     Certain terms used in this Agreement are defined herein. Certain other terms are defined in Exhibit 1 attached hereto and incorporated herein by this reference.

                                      ARTICLE 2
                               REVOLVING LINE OF CREDIT

     1.1  Agreement to Lend.

          (1) The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a "REVOLVING LOAN") to Borrower from time to time beginning on the Closing Date and ending on the Revolving Credit Termination Date, in such amounts as Borrower shall request as provided in Section 5.8 hereof; provided, however, that the Bank shall have no obligation to make a requested Revolving Loan if, after the making of such Revolving Loan,

(i) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, would exceed the Revolving Credit Commitment, or (ii) a Default or Event of Default has occurred and is continuing. Borrower may terminate or reduce the unused portion of the Revolving Credit Commitment at any time by giving notice to the Bank as provided in Section 5.8 below, provided that any partial reduction shall be in an amount of at least $1,000,000.

          (2) If the aggregate indebtedness of Borrower under the Revolving Note (as defined below), plus the aggregate undrawn amount under all outstanding Letters of Credit, at any time exceeds the Revolving Credit Commitment, Borrower shall immediately, without demand or notice, pay principal under the Revolving Note so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding Letters of Credit, does not exceed the Revolving Credit Commitment.

     1.2 Revolving Note. The Revolving Loans shall be evidenced by and repaid in accordance with a Revolving Credit Promissory Note executed by Borrower, in the form of Exhibit 2.2 hereto, dated as of the Closing Date, and payable to the order of the Bank. Such note and any and all amendments, extensions, modifications, renewals, reaffirmations, restatements, replacements and substitutions thereof and therefor are herein referred to as
the "REVOLVING NOTE."   Interest shall accrue on the unpaid principal balance
of the Revolving Note outstanding from time to time at a rate or rates determined as provided in Section 5.3 below. The Revolving Note shall be paid in full on the Revolving Credit Termination Date.

                                      ARTICLE 3
                          REDUCING REVOLVING LINE OF CREDIT

     1.3  Agreement to Lend.

          (1) The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a "REDUCING CREDIT LOAN" or a "RRC LOAN") to Borrower, from time to time during the period beginning on the Closing Date and ending on the Revolving Credit Termination Date in such amounts as Borrower shall request as provided in Section 5.8 hereof; provided, however, that, no RRC Loan shall be made if, after making such RRC Loan, the unpaid principal balance of all RRC Loans would exceed the RRC Commitment or if a
Default or an Event of Default has occurred and is continuing.   Borrower may
terminate or reduce the unused portion of the RRC Commitment by giving notice to the Bank as provided in Section 5.8 below, provided that any partial reduction shall be in an amount of at least $1,000,000.

          (2) The RRC Loans shall be expended solely for Acquisitions by Borrower or any Guarantor as permitted under Section 11.4(d) of this Agreement or for loans to or other Investments in any subsidiary acquired by Borrower or a Guarantor in an Acquisition in an amount not exceeding 5% of the purchase price of the Acquisition and made within six (6) months after the closing of the Acquisition or for any other purpose approved by the Bank.

          (3) The Bank's initial commitment of $35,000,000 with respect to RRC Loans as provided herein shall be reduced by $1,750,000 on the last day of each quarter beginning December 31, 2000 (such commitment, as so reduced from time to time, is the "RRC COMMITMENT"). If the aggregate indebtedness of Borrower under the RRC Note (as defined below) at any time exceeds the RRC Commitment, Borrower shall immediately, without demand or notice, pay principal under the RRC Note, so that the aggregate principal amount outstanding thereunder does not exceed the RRC Commitment.

     1.4 Reducing Revolving Credit Note. The RRC Loans shall be evidenced by and repaid in accordance with a Reducing Revolving Credit Note executed by Borrower, in the form of Exhibit 3.2 hereto, dated as of the Closing Date, and payable to the order of the Bank. Such note and any and all amendments, extensions, modifications, renewals, reaffirmations, restatements, replacements and substitutions thereof and therefor are herein referred to as the "RRC NOTE." Interest shall accrue on the unpaid principal balance of the RRC Note outstanding from time to time at a rate or rates determined as provided in Section 5.3 below. The RRC Note shall be paid in full on the Revolving Credit Termination Date.

                                      ARTICLE 4
                               OTHER CREDIT FACILITIES

     1.5 Letters of Credit. From time to time after the date hereof until the Revolving Credit Termination Date, Borrower may apply to the Bank to issue or extend the expiration date of one or more letters of credit for the account of Borrower (together with all letters of credit issued by the Bank for the account of Borrower outstanding on the date of this Agreement and all renewals and extensions thereof, "LETTERS OF CREDIT"), each of which:

          (1) shall be for a stated amount which, together with the aggregate undrawn amount then outstanding under all Letters of Credit, does not exceed $5,000,000 and which, together with the principal amount then outstanding of all Revolving Loans and the aggregate undrawn amount then outstanding under all Letters of Credit, does not exceed the Revolving Credit Commitment;

          (2) shall, by its terms, expire not later than the Revolving Credit Termination Date;

          (3)  shall require payment by Borrower of fees as described in
Section 6.2 hereof (such fees are not, however, applicable to Letters of Credit outstanding on the date of this Agreement but they are applicable to any renewals or extensions thereof); and

          (4) shall be issued pursuant to the Bank's then-current standard forms of application and reimbursement agreement for letters of credit, which shall set forth the repayment terms for amounts owed by Borrower to the Bank for any draws on such Letter of Credit, the interest rate thereon and any other terms and conditions relating thereto.

Borrower authorizes the Bank to, at its option, cause the repayment of each such draw under the Letters of Credit to be made when due by charging such repayment against the Revolving Credit Note as a Revolving Credit Loan.

     1.6 Conversion of Reducing Credit Loans. Borrower may convert all or any portion of the outstanding RRC Loans to a loan with a fixed rate of interest pursuant to an interest rate swap agreement or other similar agreement that has terms and conditions acceptable to the Bank.

                                      ARTICLE 5
                  TYPES OF LOANS; DISBURSEMENTS; INTEREST; PAYMENTS

     1.7 Types of Loans. The Loans made on each Disbursement Date may, subject to the terms and conditions of this Agreement, be Base Rate Loans or LIBOR Rate Loans (each being referred to as a "type" of Loan) as specified in the applicable request for borrowing referred to in Section 5.8 hereof, and Borrower may convert Loans of one type into Loans of the other type or continue Loans of one type as Loans of the same type, at any time or from time to time, provided that if any LIBOR Rate Loan is converted on any day other than the last day of the Interest Period for such Loan, Borrower shall pay all applicable fees and amounts described in Section 6.3 below.

     1.8  Loan Disbursement Procedures.

          (1) Loans shall be disbursed by the Bank upon request by Borrower from time to time on or after the Closing Date, in such amounts as Borrower may request as provided in Section 5.8 below, subject to the limitations on the Bank's obligations to make Loans as set forth in Sections 2.1 and 3.1 hereof. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow Revolving Loans and RRC Loans at any time prior to the Revolving Credit Termination Date.

     Each request for a Loan shall be delivered to the Bank in writing or by telex or facsimile transmission in the manner provided in Section 13.1 hereof, or as otherwise agreed by the Bank, not later than 2:00 p.m., Kansas City, Missouri time, on the date on which the Borrower desires disbursement of the Loan, which date shall be a Business Day and shall be specified in the request (a "DISBURSEMENT DATE"). The Bank may rely and act upon any such request which is received from a person believed by the Bank in good faith to be authorized to make such request on behalf of Borrower. The Bank shall record in its records all Loans made by the Bank to Borrower pursuant to this Agreement and all payments made on the Loans.

     1.9  Interest.

          (1) The Borrower shall pay to the Bank interest on the unpaid principal amount of each Revolving Credit Loan and each RRC Loan for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

              (i) during any period while such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) less 1/2%; and

             (ii) during any period while such Loan is a LIBOR Rate Loan, for each Interest Period relating thereto, the LIBOR Rate for such Interest Period plus the Applicable Margin in effect on the Disbursement Date, the date of conversion or the date of continuation, as applicable and as adjusted as provided in this Agreement. The Applicable Margin will be calculated and adjusted, as shown below, on the first day of the month following the receipt by the Bank of each quarterly Compliance Certificate; any change in the Applicable Margin shall be effective with respect to Interest Periods beginning on or after each such date; the interest payable with respect to each outstanding LIBOR Rate Loan shall not change during any Interest Period. The Applicable Margin will be as follows:


      ---------------------------------------------------------------
                CONSOLIDATED
             FUNDED DEBT / EBITDA                  APPLICABLE MARGIN
                    RATIO


                GREATER THAN = 2.0x                       1.000%
      ---------------------------------------------------------------
           GREATER THAN = 1.5x and LESS THAN 2.00x         .875%
      ---------------------------------------------------------------
            GREATER THAN = 1.0x and LESS THAN 1.5x         .75%
      ---------------------------------------------------------------
            GREATER THAN = .50x and LESS THAN 1.0          .60%
      ---------------------------------------------------------------
                  LESS THAN.50%                            .50%
      ---------------------------------------------------------------

          (2) Notwithstanding the provisions of paragraph (a) above, Borrower shall pay interest at the applicable Default Rate on any principal of any Loan and on any interest or other amount payable by Borrower hereunder or under any Note (i) that is not paid in full when due (whether at maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full and (ii) upon and after any failure to comply with or violation of any of the financial covenants set forth in Article 10 of this Agreement.

          (3) Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, on the last Business Day of each calendar quarter, and
(ii) in the case of a LIBOR Rate Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, on the last day of each three-month interval during such Interest Period; provided that interest payable at the Default Rate shall be payable, to the extent applicable, from time to time on demand of the Bank.

          (4) The Bank shall notify Borrower promptly of any change in the Base Rate and, on the request of Borrower, of the LIBOR Rate or Rates then in effect.

          (5) In the event that Borrower fails to select the type of Loan or the duration of any Interest Period for any LIBOR Rate Loan within the time period and otherwise as provided in Section 5.8, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or will be made as, a Base Rate Loan.

     1.10 Optional Payments. Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty, subject to giving the Bank prior notice in accordance with the provisions of Section 5.8 hereof, provided that (i) each such partial prepayment shall be in the aggregate principal amount of not less than $100,000 with respect to Base Rate Loans and $500,000 with respect to LIBOR Rate Loans, and (ii) if any prepayment of a LIBOR Rate Loan is made on any day other than the last day of the Interest Period therefor, it may be prepaid only upon three (3) Business Days prior notice to the Bank and Borrower shall pay to the Bank any applicable fees and amounts described in Section 6.3(a) below. Amounts prepaid in respect of Loans under this Section 5.4 may be reborrowed subject to the terms and conditions hereof.

     1.11 Mandatory Prepayments. On the last day of each quarter beginning December 31, 2000, Borrower shall repay (which, for purposes of this Agreement, shall be deemed to be a prepayment) the principal of the RRC Note to the extent the then outstanding principal balance thereof exceeds the RRC Commitment as so reduced on such date.

     1.12 Payments. Except as otherwise provided herein, all payments of principal, interest, Fees, taxes, charges, expenses and other items payable by Borrower hereunder and under the Notes shall be made in U.S. dollars and shall be credited on the date of receipt by the Bank if received by the Bank at its principal office in Kansas City, Missouri, in immediately available funds, prior to 1:00 p.m., Kansas City, Missouri time, on a Business Day. Payments made in funds which are not immediately available shall be credited only when the funds are collected by the Bank, and payments received (whether from Borrower in immediately available funds or through the collection of funds which were not immediately available at the time payment was tendered by Borrower) after 1:00 p.m. will be credited on the next Business Day. The Bank reserves the right to apply all payments received by it from Borrower and designated or authorized to be applied to a Note first to any Fees and other charges then due to the Bank, then to accrued interest on such Note and then to reduction of the principal balance of such Note, or such other order as the Bank may determine in its sole discretion. The Bank shall also record in its records, in accordance with customary accounting practice, all interest, Fees, taxes, charges, expenses and other items properly chargeable to Borrower with respect to the Loans, all payments received by the Bank for application to the Obligations, and all other appropriate debits and credits.
 The Bank's records shall constitute prima facie evidence of the amount of Obligations outstanding from time to time.

     Borrower authorizes and directs the Bank to make payment of all amounts due under the Notes and all other Obligations, including fees described in
Section 6.2 and fees, amounts and costs described in Section 6.3, by charging such amounts against one or more of Borrower's depository accounts with the Bank.

     1.13 Minimum Amounts. Each borrowing or conversion of Base Rate Loans shall be in an amount of at least $100,000 and each borrowing, conversion or continuation of LIBOR Rate Loans shall be in an amount of $500,000 or a multiple of $100,000 in excess thereof. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Rate Loans having the same Interest Period shall be at least equal to $1,000,000 and, if any LIBOR Rate Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

     1.14 Certain Requests and Notices. Borrower will request borrowings and give notice to the Bank of all terminations or reductions of Commitments, conversions, continuations and prepayments of Loans and the duration of Interest Periods, such requests and notices to be substantially in the form of Exhibits 5.8-A and 5.8-B hereto. Each such notice shall be irrevocable and shall be effective only if received by the Bank not later than 2:00 p.m. Kansas City time (i) on the Business Day prior to the effective date of the requested termination or reduction of a Commitment, (ii) on the same date if it is a notice of a borrowing or prepayment of a Base Rate Loan (except that if such date is not a Business Date, then on the next Business Day), or (iii) three (3) Business Days prior to the requested effective date for a borrowing or prepayment of, conversion into or continuation as a LIBOR Rate Loan or any selection of Interest Period for a LIBOR Rate Loan.

     For purposes of calculating the number of Business Days, the date the notice is received shall be included if received not later than 2:00 p.m. Kansas City time and excluded if received after 2:00 p.m. Kansas City time.

                                      ARTICLE 6
                               GUARANTY; FEES; PAYMENTS

     1.15 Guaranties.   In order to ensure that Borrower and its Subsidiaries
will have available funds and sufficient credit with which to operate their businesses, Borrower may at any time cause one or more Subsidiaries to become Guarantors by causing each such Subsidiary to deliver to the Bank (i) a Guaranty Agreement executed by the Subsidiary in substantially the form attached hereto as Exhibit 6.1-A with such additional matters included therein as may be required by the Bank (each, a "LOAN GUARANTY"), (ii) an opinion of such Subsidiary's counsel, satisfactory in form and substance to the Bank, as to the enforceability of such Loan Guaranty and other matters required by the Bank; such opinion shall be in substantially the form attached hereto as Exhibit 6.2-B, with such additional matters included therein as may be required by the Bank and shall include, if requested by the Bank, the opinion of counsel from the Subsidiary's jurisdictions of organization and operation, and (iii) copies of such Subsidiary's charter documents, certified by the appropriate public official, and of its bylaws, certified by its secretary. EBIDTA of Guarantors and Investments in and to Guarantors shall be included for purposes of certain financial covenants set forth in Article 10 of this Agreement.

     1.16 Structuring, Unused Commitment and Letter of Credit Fees. Borrower agrees to pay a structuring fee of $75,000 on the Closing Date. Borrower also agrees to pay quarterly unused commitment fees with respect to the unused Revolving Credit Commitment and the unused RRC Commitment in the amount determined as set forth in the chart below. Such fees shall be calculated daily and shall be equal to the applicable per annum percentage times the amount of the unused Commitments; in making such calculations, the unused Revolving Credit Commitment shall be reduced by the undrawn amount of each outstanding Letter of Credit. Borrower shall pay the unused Commitment fees with respect to each quarter within 15 days after the end of such quarter, based on the Consolidated Funded Debt/EBITDA Ratio as shown in the most recent Compliance Certificate; such fees shall be adjusted as appropriate upon receipt of the Compliance Certificate respecting the immediately preceding quarter. Borrower also agrees to pay an annual fee, in an amount determined as set forth below, with respect to any standby Letters of Credit issued pursuant to Section 4.1 hereof. The Letter of Credit fee shall be equal to the applicable per annum percentage times the aggregate undrawn amount of such Letter of Credit on the date of payment. Borrower shall pay the fee with respect to each Letter of Credit on or prior to the date of issuance thereof and on each anniversary of the date of issuance.


-------------------------------------------------------------------------------------
       CONSOLIDATED             UNUSED COMMITMENT FEE     STANDBY LETTER OF CREDIT FEE
FUNDED DEBT / EBITDA RATIO   (% TIMES UNUSED COMMITMENT)   (% TIMES STATED AMOUNT)
-------------------------------------------------------------------------------------
           GREATER THAN =2.00                   0.30% per annum        1.00% per annum
--------------------------------------------------------------------------------------
 GREATER THAN = 1.50 and  LESS THAN 2.00        0.25% per annum        .875% per annum
--------------------------------------------------------------------------------------
 GREATER THAN = 1.00 and  LESS THAN 1.50        0.20% per annum         .75% per annum
--------------------------------------------------------------------------------------
 GREATER THAN = .50 and  LESS THAN 1.00         0.20% per annum         .60% per annum
--------------------------------------------------------------------------------------
  LESS THAN .50%                                0.20% per annum         .50% per annum
--------------------------------------------------------------------------------------

     The Borrower also agrees to pay a fee for any direct-pay commercial Letter of Credit issued pursuant to Section 4.1 hereof in accordance with the Bank's then current standard pricing schedule.

     1.17 Additional LIBOR Rate Loan Costs.

          (1) Borrower shall pay to the Bank from time to time, upon request of the Bank, such amounts as the Bank may determine to be necessary to compensate it for any Additional LIBOR Rate Loan Costs respecting Regulatory Changes and for any loss, cost or expense which the Bank incurs (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits, but excluding loss of anticipated profits) that is attributable to (i) any payment, prepayment or conversion of a LIBOR Rate Loan made by Borrower for any reason on a date other than the last day of an Interest Period for such Loan or (ii) any failure by Borrower for any reason (including, without limitation, the failure of any condition specified in Article 7 hereof to be satisfied) to borrow, continue or convert a LIBOR Rate Loan on the date therefor specified in the request for borrowing
or notice given pursuant to Section 5.8 hereof.   Such compensation may
include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 6.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Bank will notify Borrower of any event which will entitle the Bank to compensation pursuant to this Section 6.3 as promptly as practicable after the Bank determines to require such compensation and will furnish Borrower with a certificate setting forth in reasonable detail the basis and amount of such compensation.

          (2) Determinations by the Bank of the effect of any Regulatory Change on its rate of return or cost of maintaining the LIBOR Rate Loans, on its obligation to make LIBOR Rate Loans or on amounts receivable by it in respect of the LIBOR Rate Loans and determinations of the amounts required to compensate such Bank under this Section 6.3 shall be conclusive, provided that such determinations are made on a reasonable basis and are set forth in reasonable detail in the certificates referred to in Section 6.3(a) above.

          (3) Anything herein to the contrary notwithstanding, if it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR Rate Loans hereunder or if, on or prior to the determination of any LIBOR Rate for any Interest Period, the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Exhibit 1 hereto are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans, then the Bank shall give Borrower prompt notice thereof, and, so long as such condition remains in effect, the Bank shall be under no obligation to make additional LIBOR Rate Loans, to continue LIBOR Rate Loans or to convert Base Rate Loans into LIBOR Rate Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Rate Loans, either prepay such Loans or convert such Loans into Base Rate Loans.

                                      ARTICLE 7
                              CONDITIONS TO MAKING LOANS

     The Bank's obligation hereunder to make the Loans, extend credit and enter into transactions referred to in Article 4 shall be subject to the satisfaction of the following conditions on or prior to the Closing Date and, in the case of the conditions set forth in Sections 7.4, 7.5, 7.6, 7.7 and 7.8, as of each Disbursement Date and each date a Letter of Credit is issued, renewed or extended:

     1.18 Delivery of Loan Documents. Borrower shall have executed the Loan Documents, which shall be in form and substance satisfactory to the Bank and its counsel, and delivered them to the Bank.

     1.19 Proper Proceedings; Charter Documents. Borrower shall have taken all corporate proceedings necessary to authorize the Loan Documents and the transactions contemplated hereby and shall have delivered to the Bank a certificate, dated the Closing Date and signed by its Secretary, satisfactory to the Bank, respecting such proceedings and the incumbency of the officers executing the Loan Documents. Borrower shall have delivered to the Bank copies of its charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws, including all amendments thereto, certified by the appropriate officer.

     1.20 Legal Opinions. The Bank shall have received from Borrower's counsel an opinion, dated as of the Closing Date, satisfactory to the Bank.

     1.21 No Adverse Changes; Representations; No Default. Since the date hereof, there shall have been no material adverse change in the business, operations, financial condition or prospects of Borrower or any Subsidiary. The representations and warranties contained in Article 8 hereof with respect to Borrower and its Subsidiaries (including entities becoming Subsidiaries on a Distribution Date as a result of an Acquisition) shall be true and correct as though made on and as of the Closing Date or such Disbursement Date or such date of issuance, renewal or extension of a Letter of Credit, as the case may be, except that the representations and warranties set forth in the first sentence of Section 8.4(b), the third sentence of Section 8.5, Section 8.7, Section 8.8, the second sentence of Section 8.9 and the second sentence of Section 8.11 (which relate to disclosure schedules 8.4, 8.5, 8.7, 8.8, 8.9 and 8.11, respectively) are not required by this Section 7.4 to be made as of any Disbursement Date or date of issuance, renewal or extension of a Letter of Credit. No Default or Event of Default shall have occurred and be continuing. The Bank shall have received certifications of Borrower in form satisfactory to the Bank and dated the Closing Date or the date of the request for borrowing or for issuing, renewing or extending a Letter of Credit, as applicable, certifying as to each matter set forth in this Section 7.4, which certifications may be included in the notice of borrowing described in Section 5.8 hereof.

     1.22 No Material Impairment. The Bank shall have determined that the prospect of payment of the Loans has not been materially impaired.

     1.23 Required Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority or any other Person with respect to the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby or the making of the Loans hereunder shall have been obtained and shall be in full force and effect.

     1.24 Legality. The making of any Loan shall not subject the Bank to any penalty or special tax, shall not be prohibited by any law or governmental order or regulations applicable to the Bank or to Borrower and shall not violate any voluntary credit restraint program of the executive branch of the government of the United States or any other Governmental Authority, and all necessary consents, approvals and authorizations of any Governmental Authority to or of such Loan shall have been obtained.

     1.25 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received copies of all other documents, including records of corporate proceedings and opinions of counsel, which the Bank may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, and such other conditions shall have been fulfilled as may have been requested by the Bank.

                                      ARTICLE 8
                            REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to the Bank that:

     1.26 Corporate Existence and Standing. Each of Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise).

     1.27 Authorization and Validity. Each of Borrower and the Guarantors, if any, has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Such execution and delivery have been duly authorized by proper proceedings, and the Loan Documents constitute the legal, valid and binding obligations of Borrower and the Guarantors, if any, enforceable against them in accordance with their respective terms.

     1.28 No Conflict; Governmental Consent. The execution, delivery and performance of the Loan Documents will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any Guarantors, any provision of their respective articles or certificate of incorporation, by-laws or other charter document, or the provisions of any indenture, instrument or other written or oral agreement to which Borrower or any Guarantor is a party or is subject or by which Borrower or any Guarantor or any of their property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of their property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with the execution, delivery and performance of or the enforceability of any of the Loan Documents.

     1.29 Compliance with Laws; Environmental and Safety Matters.

          (1) Each of Borrower and its Subsidiaries has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its respective properties except to the extent that such non-compliance will not have a material adverse effect on its financial condition or business operations.

          (2) Except as disclosed in SCHEDULE 8.4 hereto, Borrower and its Subsidiaries have complied with all federal, national, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution, environmental regulation or control, or employee health or safety, except to the extent that such non-compliance will not have a material adverse effect on their respective financial conditions or business operations; they have not received any written notice of any failure so to comply except as disclosed in SCHEDULE 8.4 hereto; and their facilities do not treat, store or dispose of any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances ("HAZARDOUS MATERIALS") similarly denominated, as those terms or similar terms are used in RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act or any other state, local or federal applicable law, ordinance, rule or regulation relating to environmental pollution, environmental regulation or control or employee health and safety ("ENVIRONMENTAL LAWS") in a quantity or manner that requires a permit, registration, or another notification or authorization from a Governmental Authority except for the treatment, storage, or disposal of Hazardous Materials in a quantity or manner which, if in non-compliance with Environmental Laws, would not have a material adverse effect on their respective financial conditions or business operations except as disclosed in
SCHEDULE 8.4 hereto. The conduct of the business and the condition of the property of Borrower and each of its Subsidiaries do not violate any Environmental Laws or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of Borrower or any of its Subsidiaries.

     1.30 Financial Statements. Borrower has heretofore furnished to the Bank its (a) consolidated balance sheet and related consolidated statements of earnings and cash flows audited as of and for the fiscal year ended December 31, 1997, with the opinion thereon of KPMG Peat Marwick, independent public accountants, and (b) an unaudited consolidated balance sheet and unaudited statements of earnings and cash flows as of and for quarters ended March 31 and June 30, 1998. Such financial statements fairly state the consolidated financial condition and results of operations of Borrower and the Subsidiaries as of such dates and for such periods. Except as disclosed on SCHEDULE 8.5 hereto, neither Borrower nor any of the Subsidiaries had on said date any material (on a consolidated basis) contingent liabilities, material (on a consolidated basis) liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. Since December 31, 1997, no material adverse change has occurred in the business, properties, financial condition, prospects or results of operations of Borrower or any of the Subsidiaries.

     1.31 Ownership of Properties; Collateral Liens. Each of Borrower and its Subsidiaries has good title, free and clear of all Liens (other than those permitted by Section 11.2 hereof), to all of the properties and assets reflected in its financial statements as owned by it, and its interest in all other properties and assets in or to which it has an interest as a lessee, licensee or otherwise is free and clear of all Liens (other than those permitted under Section 11.2 hereof).

     1.32 Subsidiaries. Neither Borrower nor any of its Subsidiaries has any subsidiaries except as disclosed in SCHEDULE 8.7. Except as described in
Schedule 8.7, all of the issued and outstanding shares of capital stock or other ownership interests of each Subsidiary of Borrower are described in
SCHEDULE 8.7, have been duly authorized and issued to Borrower or to a Subsidiary of Borrower and are fully paid and non-assessable, free and clear of all liens, restrictions and rights.

     1.33 Litigation. Except as disclosed in SCHEDULE 8.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry before any Governmental Authority, arbitrator or mediator that is pending or, to the knowledge of any of its officers, threatened against or affecting Borrower or any Subsidiary of Borrower.

     1.34 Material Agreements; Labor Matters. Any agreement or instrument of Borrower or any Subsidiary that has or is likely to have a material effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower as a separate company or on a consolidated basis is referred to in this SECTION 8.9 as a "MATERIAL CONTRACT." As of the date hereof, all of the Material Contracts are listed on SCHEDULE 8.9 hereto. Neither Borrower nor any Subsidiary of Borrower is in default under any Material Contract in any manner that could materially and adversely affect its assets, prospects, business, operations, financial condition, liabilities or capitalization of or in any manner that could jeopardize its right to require the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract. There are no strikes or walkouts relating to any labor contracts with Borrower or any Subsidiary of Borrower pending or threatened, and no labor contracts are scheduled to expire during the term of this Agreement, and no efforts are being made by any employees to form a union or collectively bargain with Borrower or any Subsidiary of Borrower.

     1.35 Investment Company Act; Public Utility Holding Company Act.
Neither Borrower nor any Subsidiary of Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     1.36 Taxes. Each of Borrower and the Subsidiaries has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by it, including without limitation all federal and state withholding taxes and all taxes required to be paid pursuant to applicable law, except such taxes, if any, as are being contested in good faith, by appropriate proceedings and as to which adequate reserves have been set aside. No tax Liens have been filed, and no claims are being asserted with respect to any such taxes, except as disclosed in SCHEDULE 8.11 hereto. The charges, accruals and reserves on the books of Borrower and each Guarantor in respect of any taxes or other governmental charges are adequate.

     1.37 Accuracy of Information. No information, exhibit or report furnished by Borrower or any Subsidiary to the Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     1.38 Employee Benefit Plans. Neither Borrower nor any Subsidiary of Borrower maintains, sponsors or contributes to any Plan.

     1.39 No Undisclosed Dividend Restrictions. Except for limitations on the payment of dividends under applicable corporate statutes, neither Borrower nor any of its Subsidiaries is subject to any agreement, covenant or understanding that limits or restricts its ability to declare or pay dividends.

     1.40 Absence of Default or Event of Default. No Default and no Event of Default has occurred and is continuing.

     1.41 Disclosure. The pro forma financial information contained in financial statements delivered to the Bank will be based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There is no fact known to Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a material adverse effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated by this Agreement.

     1.42 Solvency. Based upon its financial and accounting records, each of Borrower and its Subsidiaries has assets of a value that exceeds the amount of its liabilities (excluding, for purposes of this representation, all intercompany loans from liabilities). Borrower reasonably anticipates that it and each of its Subsidiaries will be able to meet their respective debts as they mature. Each of Borrower and its Subsidiaries has adequate capital to conduct the business in which it is engaged.

     1.43 Margin Regulations. Neither the making of the Loans hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or to extend credit to others for the purpose of purchasing or carrying Margin Stock (as defined in said Regulation U).

     1.44 Copyrights, Patents and Other Rights.   Each of Borrower and its
Subsidiaries possesses all licenses, patents, patent rights and patent licenses, trademarks, trademark rights and licenses, trade names, copyrights and all other intellectual property rights which are required or desirable to conduct its business as presently conducted; to the best of Borrower's knowledge, such rights do not infringe on or conflict with the rights of any other Person; and each of Borrower and its Subsidiaries has and possesses, and is current and in good standing with respect to, all governmental approvals, permits and certificates required to conduct its businesses as heretofore conducted.

     1.45 Year 2000 Compliance. Borrower has (a) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by material suppliers and vendors) that could be adversely affected by the risk that computer applications used by Borrower or any of its Subsidiaries or any of such suppliers and vendors may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "YEAR 2000 PROBLEM"), (b) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (c) implemented that plan in accordance with that timetable. Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "YEAR 2000 COMPLIANT"), except to the extent that a failure to do so could not reasonably be expected to have material adverse effect on the financial condition or operations of Borrower or any of its Subsidiaries.

                                      ARTICLE 9
                                AFFIRMATIVE COVENANTS

     Unless the Bank shall otherwise consent in writing, Borrower agrees that it will and will cause each of its Subsidiaries to:

     1.46 Conduct of Business and Maintenance of Properties. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; maintain, preserve, protect and keep its properties in good repair, working order and condition; and comply in all material respects with all agreements and instruments to which it is a party.

     1.47 Insurance. Maintain with financially sound and reputable insurance companies insurance on all its property, covering such liabilities and such risks (including business interruption risks) and in such amounts as is consistent with sound business practice and satisfactory to the Bank and furnish to the Bank upon request full information as to the insurance carried.

     1.48 Compliance with Laws and Taxes. Comply with any and all laws, statutes, rules, regulations orders, judgments, decrees and awards, a violation of which, in any respect, may materially and adversely affect its business, assets, operations or condition, financial or otherwise, including, without limitation, those regarding the collection, payment and deposit of employees' income, unemployment, and Social Security taxes and those regarding environmental matters; pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; make a timely payment or deposit of all FICA payments and withholding taxes required of it under applicable law; and, upon request, furnish to the Bank evidence satisfactory to the Bank that such payments have been made.

     1.49 Financial Statements, Reports, etc. Maintain a system of accounting established and administered in accordance with GAAP and furnish to the Bank:

          (1) Annual Financial Statements. Within 120 days after the close of its fiscal year, audited consolidated financial statements, prepared in accordance with GAAP, including consolidated balance sheets and statements of stockholders' equity, earnings and cash flows, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an unqualified opinion thereon, or an unqualified opinion with explanatory language added to the auditors' standard report, of independent certified public accountants satisfactory to the Bank, which opinion shall state that the financial statements fairly present the consolidated financial condition and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of the end and for such fiscal year in conformity with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate.

          (2) Quarterly Reporting. Within 45 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, (i) consolidated financial statements for Borrower and its consolidated Subsidiaries for the quarter or fiscal year, as applicable, then ended, including consolidated balance sheets and statements of stockholders' equity, earnings and cash flows for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and (ii) balance sheets and statements of earnings for such quarter for Borrower and each Subsidiary on an unconsolidated basis, accompanied by (iii) a certificate of the chief financial officer of Borrower stating that said financial statements fairly present the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with, as to the financial statements referred to in clause (i) above, GAAP consistently applied, as of the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures) and that, to the best of such officer's knowledge, no Default or Event of Default has occurred under this Agreement, or if any Default or Event of Default exists, stating the nature and status thereof.

          (3) Compliance Certificate. Together with each set of financial statements required under paragraphs (a) and (b) of this Section 9.4, a compliance certificate of Borrower in substantially the form of Exhibit 9.4 (a "COMPLIANCE CERTIFICATE"), signed on its behalf by the chief financial officer of Borrower, showing the calculations necessary to determine compliance with all financial covenants contained in Article 10 of this Agreement and stating that all of the representations and warranties set forth in Article 8 hereof (including those referring to the Schedules to the Agreement) with respect to Borrower and its Subsidiaries, including Subsidiaries that are Acquired Companies, shall be true and correct as though made on and as of the date of the Compliance Certificate, except for matters specifically updated or described in the Compliance Certificate, and (ii) that no Default or Event of Default exists or, if any Default or Event of Default exists, stating the nature and status thereof.

          (4) SEC and Other Filings. Promptly upon their becoming publicly available, copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by Borrower or any Subsidiary of Borrower with the Securities and Exchange Commission (the "SEC"), any national securities exchange or (to the extent not duplicative) any other similar U.S. or foreign Governmental Authority and, promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all notices, financial statements, reports and proxy statements so mailed.

          (5)  Litigation.    Prompt notice of all legal, arbitration or
mediation proceedings and of all proceedings by or before any Governmental Authority affecting any Borrower or any of its Subsidiaries which, if adversely determined, might result in a monetary loss (regardless of whether any portion of such loss is covered by insurance) in an amount in excess of $500,000 individually or in excess of $1,000,000 in the aggregate for all such proceedings and of the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, any action on the part of any Borrower or any of its Subsidiaries, or the institution of any proceedings seeking any such injunction, order or other restraint.

          (6) Management Letters. Promptly upon receipt by Borrower, a copy of any management letter sent by Borrower's independent certified public accountants, and promptly upon completion of any response report, a copy of such response report.

          (7) Reportable Events. If at any time after the Closing Date, Borrower or any Subsidiary adopts, sponsors or contributes to any Plan, as soon as possible and in any event within ten (10) days after Borrower or a Subsidiary knows that any Reportable Event has occurred with respect to any such Plan, a statement, signed by an authorized officer of Borrower, describing said Reportable Event and the action which Borrower or such Subsidiary proposes to take with respect thereto.

          (8) Environmental Notices. As soon as possible and in any event within 10 days after receipt, a copy of (i) any notice or claim to the effect that Borrower or any Subsidiary of Borrower is or may be liable to any person as a result of the release by Borrower, such Subsidiary or any other person of any toxic or hazardous waste or substance into the environment or that all or any of its properties is subject to an Environmental Lien and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any Subsidiary of Borrower received after the Closing Date.

          (9) Other Information. Such other information (including consolidating financial reports and other financial information) as the Bank may from time to time reasonably request.

     On request of the Bank, Borrower shall deliver a letter to Borrower's accountants (i) authorizing them to comply with the provisions of this paragraph, (ii) directing them to send to the Bank true, correct, and exact copies of any and all financial statements and reports which are prepared as a result of any audit or other review of operations, finances or internal controls of Borrower or any Subsidiary (specifically including any reports dealing with improper accounting or financial practices, defalcation, financial irregularities, financial reporting errors or misstatements or fraud), and (iii) authorizing the Bank to rely on financial statements of Borrower issued by such accountants, which letter shall be acknowledged and consented to in writing by such accountants.

     1.50 Other Notices. Give prompt notice in writing to the Bank of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs of the Borrower or any of its Subsidiaries or the ability of Borrower to repay the Obligations.

     1.51 Access to Properties and Inspections. Permit the Bank to make reasonable inspections of the properties, corporate books and financial records of Borrower and each of its Subsidiaries, to make reasonable examinations and copies of their respective books of account and other financial records and to discuss their respective affairs, finances and accounts with, and to be advised as to the same by, their officers, auditors, accountants and attorneys at such reasonable times and intervals as the Bank may designate. All of the Bank's reasonable expenses incurred for travel in connection with such audits and inspections shall be paid for by Borrower.

     1.52 Use of Proceeds. Use the proceeds of the Revolving Loans to provide working capital, to refinance existing indebtedness to the Bank and for general corporate purposes and use the proceeds of the RRC Loans solely to provide financing for Acquisitions and as otherwise permitted under
Section 3.1(b) above.

     1.53 Primary Depository. So long as the Bank is providing depository banking services reasonably satisfactory to Borrower, maintain the primary depository accounts of Borrower and the Subsidiaries of Borrower with the Bank, except that this Section 9.8 is not applicable to any Subsidiary of Borrower that has its principal place of business outside the United States of America and except that each Acquired Company shall maintain such accounts with the Bank as soon as practical after its operations have been integrated with those of Borrower.

     1.54 Year 2000 Compliance. Promptly notify the Bank in the event that it discovers or determines that any computer application (including those of any of its suppliers or vendors that could affect the business or operations of Borrower or any of its Subsidiaries) will not be Year 2000 Compliant (as defined in Section 8.21 above) on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or any of its Subsidiaries.

     1.55 Payment of Dividends. Take actions necessary to cause each of Borrower's Subsidiaries to pay all available cash to Borrower as dividends, except to the extent that such Subsidiary has a reasonable need for such cash in its business or operations; provided, however, that this exception shall not apply if and to the extent that Borrower needs such cash to pay any Obligations when due.

                                      ARTICLE 10
                                 FINANCIAL COVENANTS

     Borrower will, so long as this Agreement shall remain in effect or any Obligations shall be unpaid:

     1.56 Minimum Tangible Net Worth. Maintain as of the last day of each fiscal quarter a Tangible Net Worth equal to or greater than $30,000,000 plus
(i) an amount equal to 100% of the cash and non-cash proceeds resulting from each issuance of any equity securities by Borrower after the date of this Agreement, plus (ii) an amount equal to 75% of Net Income of Borrower after September 30, 1998. "TANGIBLE NET WORTH" shall mean, as of any date, with respect to Borrower and its consolidated Subsidiaries, the sum of stockholders' equity on such date plus Subordinated Debt on such date, computed and consolidated in accordance with GAAP, minus (i) the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, organizational expenses, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense, minus (ii) all investments in foreign Affiliates and nonconsolidated domestic Affiliates, and minus (iii) all loans and advances to and other Investments in Subsidiaries of Borrower which are not Guarantors (but only to the extent such Investments are included in net worth as determined in accordance with GAAP).

     1.57 Minimum Book Net Worth. Maintain as of the last day of each fiscal quarter a Book Net Worth equal to or greater than 90% of Book Net Worth as of September 30, 1998, plus (i) an amount equal to 100% of the cash and non-cash proceeds resulting from issuance of any equity securities by Borrower after the date of this Agreement, plus (ii) an amount equal to 75% of Net Income of Borrower after September 30, 1998.

     "BOOK NET WORTH" shall mean, as of any date, of Borrower's stockholders' equity on such date, determined on a consolidated basis in accordance with GAAP.

     1.58 Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter a Consolidated Funded Debt/EBITDA Ratio no greater than 4.00 to 1.00 and a Borrower/Guarantor Funded Debt/EBITDA Ratio no greater than
4.00 to 1.00, determined in accordance with GAAP.

     "CONSOLIDATED FUNDED DEBT/EBITDA RATIO" means the ratio of (i) the aggregate outstanding principal amount of Funded Debt of Borrower and its consolidated Subsidiaries as of the last day of the fiscal quarter date to
(ii) EBITDA of Borrower and its consolidated Subsidiaries for the four quarters ending on such date.

     "BORROWER/GUARANTOR FUNDED DEBT/EBITDA RATIO" means the ratio of (i) the aggregate outstanding principal amount of Funded Debt of Borrower (on an unconsolidated basis) and all Guarantors as of the last day of the fiscal quarter to (ii) EBITDA of Borrower (on an unconsolidated basis) and all Guarantors for the four quarters ending on such date.

     "FUNDED DEBT" means, without duplication, all long term Indebtedness (including capital lease obligations and guaranties of Indebtedness of others) excluding (i) all principal payments in respect thereof required to be made within one year from the date as of which Funded Debt is being determined, (ii) reserves for income taxes, (iii) deferred compensation obligations, and (iv) undrawn amounts under outstanding Letters of Credit.

     "EBITDA" means, for any period, the earnings before interest, taxes, depreciation, amortization, and extraordinary items and other unusual items (including changes in accounting principles), non-recurring, restructuring or other special items which do not occur in the ordinary course of business for such period.

     1.59 Debt Service Coverage Ratio. Maintain as of the last day of each fiscal quarter a Debt Service Coverage Ratio of at least 1.50 to 1.00 on a consolidated basis for Borrower and each Subsidiary that is a Guarantor, determined in accordance with GAAP.

     "DEBT SERVICE COVERAGE RATIO" means, as of the last day of any fiscal quarter, the ratio of (i) EBITDA for the four fiscal quarters ending on such day minus taxes paid in cash during such period, to (ii) the sum of cash interest plus scheduled principal payments plus dividends paid during such period.

     1.60 Minimum EBITDA. Maintain as of the last day of each fiscal quarter EBITDA (as defined in Section 10.3 above) of $15,000,000 for the four quarters ending on such date, determined on a consolidated basis in accordance with GAAP.

     1.61 Funded Debt /Total Capitalization Ratio. Maintain as of the last day of each fiscal quarter a Funded Debt/Total Capitalization Ratio no greater than
 .50 to 1.00.

     "FUNDED DEBT/TOTAL CAPITALIZATION RATIO" means, at any date, the ratio (expressed as a percentage) of (i) the aggregate outstanding principal amount of Funded Debt (as defined in Section 10.3 above) determined on a consolidated basis to (ii) Total Capitalization on such date, determined in accordance with GAAP.

     "TOTAL CAPITALIZATION" means, as of any date, the sum of the Funded Debt determined on a consolidated basis, plus Book Net Worth (as defined in Section
10.2 above.)

     1.62 Maximum Capital Expenditures. Not make or commit to make, and will not permit any Subsidiary to make or commit to make, any Capital Expenditure unless such Capital

Expenditure, together with all other Capital Expenditures made or committed to be made by Borrower and the Subsidiaries in any fiscal year (without double counting any Capital Expenditure committed to be made with the same when actually made) does not exceed $20,000,000 with respect to fiscal years ending December 31, 1998 and 1999; $22,500,000 with respect to fiscal year ending December 31, 2000; $25,000,000 with respect to fiscal year ending December 31, 2001; and $27,500,000 with respect to fiscal year ending December 31, 2002.

                                      ARTICLE 11
                                  NEGATIVE COVENANTS

     So long as this Agreement shall remain in effect or any of the Obligations shall be unpaid, unless the Bank shall otherwise consent in writing, Borrower agrees that it will and will cause each of its Subsidiaries to:

     1.63 Indebtedness. Not incur, create or suffer to exist any Indebtedness (other than to the Bank), except (a) trade payables incurred in the ordinary course of business; (b) Indebtedness existing on the date of this Agreement and disclosed in SCHEDULE 11.1 hereto; (c) Indebtedness in a principal amount not to exceed $15,000,000 to one or more of the purchasers of those certain Senior Notes of Borrower issued pursuant to the Note Purchase Agreement dated January 24, 1997 and on terms substantially the same as those set forth in said Note Purchase Agreement; and (d) Indebtedness on a consolidated basis not exceeding an aggregate principal amount of $5,000,000 at any time outstanding.

     1.64 Liens. Not create, incur, or suffer to exist any other Lien in, of or on any of their respective properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, except:

          (1)  Liens in favor of the Bank;

          (2) Liens for taxes, assessments or governmental charges or levies, if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

          (3) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business, that secure payment of obligations not more than 60 days past due except for such Liens as are being contested in good faith by appropriate proceedings;

          (4) Liens arising out of pledges or deposits under laws relating to worker's compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or under similar laws;

          (5)  Liens existing on the date of this Agreement and disclosed in
SCHEDULE 11.2 hereto;

          (f) Purchase money liens on equipment securing Indebtedness permitted in Section 11.1(d) above; and

          (g) Options to purchase stock of Borrower under stock-based compensation plans or arrangements in favor of employees of Borrower and its Subsidiaries and non-employee directors of Borrower.

     1.65 Sale and Lease-Back Transactions. Not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower or any Subsidiary of Borrower may enter into any sale and lease-back transaction if (a) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to its fair market value and (c) the subject property shall have been acquired by Borrower or such Subsidiary after the date of this Agreement and held by it for not more than one year.

     1.66 Mergers, Transfers of Assets, Acquisitions. Not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it; sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any assets or any capital stock of any Subsidiary or be a party to any Acquisition of another Person or of all of substantially all another Person's assets, other than:

          (a)  sales of inventory in the ordinary course of business;

          (b) the disposition of obsolete or worn-out fixed assets or other property no longer required by or useful to it in connection with the operation of its business;

          (c) sales, assignments, transfers or other dispositions of assets (other than stock of Subsidiaries) for cash consideration, but only so long as the aggregate fair market value of the assets so disposed of does not exceed 10% of the fair market value of Borrower's total assets in the aggregate as at the end of the preceding fiscal year of Borrower;

          (d) any Acquisition by Borrower or a Guarantor so long as not less than 15 days prior to the consummation of any Acquisition after the date of this Agreement with a purchase price of $10,000,000 or more, Borrower shall provide to the Bank, if the Bank so requests, the following information: pro forma financial statements and projections and a pro forma Compliance Certificate, demonstrating that Borrower will be, after giving effect to the Acquisition, in compliance with each of the financial covenants set forth in
Article 10 of this Agreement. For purposes of such pro forma financial statements and pro forma compliance certificate, to calculate the Borrower's compliance with the Consolidated Funded Debt/EBITDA Ratio and the Debt Service Coverage Ratio after an acquisition of 100% of the stock or assets of a company (an "ACQUIRED COMPANY") and, if the Acquired Company is becoming a Guarantor, to calculate Borrower's compliance with the Borrower/Guarantor Funded Debt/EBIDTA Ratio, the EBITDA of the Acquired Company, based upon audited numbers, if available, from its last four rolling quarters may be included and may reflect cash flow from assets transferred to Borrower as a result of the acquisition of the Acquired Company, with adjustments for any transactions not in the ordinary course of business;

          (e) any merger or consolidation of Borrower and any Subsidiary of Borrower, provided that Borrower is the surviving corporation thereof, or of any Subsidiary with another Subsidiary or any sale or other transfer of assets by a Subsidiary to Borrower.

     1.67 Transactions with Affiliates. Not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than any Subsidiary as provided in Section 11.4 above), except that Borrower or a Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm's-length basis from unrelated third parties.

     1.68 Subsidiary Dividend Restrictions. Not permit any Subsidiary to be bound by or enter into any agreement, amendment, covenant, understanding or revision to any agreement which prohibits or restricts the ability of any Subsidiary to declare and pay dividends or make any other distribution to Borrower.

     1.69 Use of Proceeds. Not use any of the proceeds of the Loans (a) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations G, T, U and X or (b) to make any acquisition for which the board of directors of the target company has not given its consent or approval.

     1.70 Loans, Advances and Investments. Not make any loans, advances or extensions of credit to, or investments (whether acquisitions of stock or securities or otherwise) in, or acquire any assets of, any Persons, including, without limitation, any of Borrower's Affiliates, partners, shareholders, officers or employees (collectively, "INVESTMENTS"), other than:

          (a)  expenses advanced in the ordinary course of business.

          (b) investments in short-term obligations issued or fully guaranteed by the U.S. Government and funds comprised of such obligations;

          (c) certificates of deposit and other time deposits with, and any other Investment purchased through any Bank;

          (d) commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.;

          (e)  existing Investments listed on SCHEDULE 11.8 hereto;

          (f)  Investments made to acquire Acquisitions permitted under
Section 11.4(d) above;

          (g)  Investments of Borrower in or to any Subsidiary; or

          (h) Extensions of credit having a stated term exceeding 60 days and leases which are categorized as financing leases, in each case arising from the sale of Borrower's products or services in the ordinary course of business; provided, however, that such Investments shall not at any time exceed $2,500,000 in the aggregate.

     1.71 Dividends and Distributions. Not declare or pay any dividend or return any capital to its shareholders; authorize or make any other distribution, payment or delivery of property or cash to its shareholders; redeem, retire, purchase or otherwise acquire for value, directly or indirectly, any shares of their capital stock now or hereafter outstanding; or set aside any funds for any of the foregoing purposes (the foregoing transactions being collectively called "RESTRICTED PAYMENTS"); provided that
(a) Borrower may declare and pay dividends payable in cash or in shares of its common stock, and (b) any Subsidiary may make Restricted Payments to Borrower.

     1.72 Negative Pledge. Not permit or allow any Subsidiary to permit, to exist any Lien on any of its property, except as permitted under Section 11.2 above; on the request of the Bank, Borrower will and will cause each Subsidiary to execute acknowledgments or other forms of notice of such negative pledge, and the Bank may record or file the same in the appropriate filing offices by the Bank.

     1.73 Liquidation or Change in Business. Not liquidate, dissolve, discontinue business or materially change its general business purpose or take any action with a view towards the same, except that this Section 11.11 shall apply only to Subsidiaries that are Guarantors.

     1.74 Change in Management. Not undergo a change in management in which the employment of either Bj_rn E. Olsson or Charles M. Foudree is terminated.


                                      ARTICLE 12
                                  EVENTS OF DEFAULT

     1.75 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

          (1) Misrepresentation. Any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary to the Bank under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;

          (2) Nonpayment. Borrower shall fail to pay any principal of any Note, any interest upon any Note, any reimbursement obligation respecting any Letter of Credit or any Fee or other Obligations within five (5) days after the receipt of written notice from the Bank;

          (3) Non-Performance of Other Covenants. Borrower shall fail to perform or comply with any of the terms or provisions of Article 9 of this Agreement and such failure is not cured within fifteen (15) days after the date written notice of such failure is sent to Borrower by the Bank or Borrower fails to perform or comply with or violates any covenant set forth in Article 10, Article 11 or any other covenant, term or provision hereof;

          (4) Other Indebtedness. The failure of Borrower or any Subsidiary to make any payment of principal or interest when due on any Indebtedness to the Bank (other than Indebtedness relating to the Loans) or with respect to any Indebtedness in an aggregate amount of $500,000 or more, to any other Person or Persons and such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated termination thereof, or any default occurs under any agreement which evidences, secures or relates to, any such Indebtedness;

          (5) Insolvency. Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (e), or (vii) fail to contest in good faith any appointment or proceeding described in paragraph (f) of this Article 12;

          (6) Appointment of Receivers. Without the application, approval or consent of Borrower or the applicable Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in clause (v) of paragraph (e) of this Article 12 shall be instituted against Borrower or any Subsidiary;

          (7) Judgment. Borrower or any Subsidiary shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000 that is not stayed on appeal or otherwise being appropriately contested in good faith;

          (8) ERISA. Any Reportable Event shall occur in connection with any Plan adopted or sponsored by Borrower or any Subsidiary or to which Borrower or any Subsidiary makes contributions, which occurrence may have a materially adverse effect on Borrower's business or financial condition; or

          (9) Material Adverse Change. Upon the occurrence of any event or condition which the Bank, in its sole discretion, determines is a material adverse change in the business or financial condition of Borrower on an unconsolidated or on a consolidated basis or which materially and adversely affects the ability of Borrower to perform its obligations to Bank.

     1.76 Rights and Remedies. Upon the occurrence of each and every Event of Default (other than an event with respect to Borrower or any Subsidiary described in paragraph (e) or (f) of this Article 12), and at any time thereafter during the continuance of such event, the Bank may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with all accrued interest thereon and all other Obligations shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Borrower or any Subsidiary described in paragraph (e) or (f) of this Article 12, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with all accrued interest thereon and all other Obligations shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     Upon the occurrence and during the continuance of any Event of Default, the Bank may also exercise any or all of its rights and remedies, whether existing under this Agreement, other Loan Documents, applicable law or otherwise.

                                      ARTICLE 13
                                    MISCELLANEOUS

     1.77 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or other telegraphic communications equipment of the sending party, as follows:

          (1) if to Borrower or a Subsidiary, to it at 1300 Jefferson Court, Blue Springs, Missouri 64015, Attention: Charles M. Foudree (Facsimile No.
(816) 229-0556), with a required copy to James O. Selzer, Esq., Morrison & Hecker, L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108 (Facsimile No.
(816) 474-4208);

          (2) if to the Bank, to it at 10th & Baltimore, P. O. Box 419038, Kansas City, Missouri 64183, Attention: Charles Hunter (Facsimile No. (816) 979-7561) (if by hand delivery or overnight courier service then the post office box is eliminated and the zip code is 64105) with a required copy to Steven H. Graham, Lathrop & Gage L.C., 2345 Grand Boulevard, Kansas City, Missouri 64108 (Facsimile No. (816) 292-2001);

or to such other address or telecopy number as any party may direct by notice given as provided in this Section 13.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, if received on or before 5:00 p.m., local time of the recipient, on a Business Day, or on the next Business Day if received after 5:00 p.m. on a Business Day or on a day that is not a Business Day, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.1.

     1.78 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Notes, regardless of any investigation made by the Bank or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligations are outstanding.

     1.79 Binding Effect; Confidentiality. This Agreement shall become effective when it shall have been executed by Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of Borrower, the Bank and their respective successors and assigns, except that Borrower shall not have the right to assign or delegate any of its rights or duties hereunder or any interest herein without the prior consent of the Bank.

     1.80 Successors and Assigns; Participations. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. The Bank may assign or delegate to one or more persons all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans and the Notes). The Bank may sell participations to one or more persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans and the Notes). The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.4, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower and its Subsidiaries furnished to the Bank by or on behalf of Borrower or any of its Subsidiaries.

     1.81 Expenses; Indemnity.

          (1) Borrower agrees to pay all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including, but not limited to, all appraisal fees (equipment or otherwise), filing fees and search fees, the fees, charges and disbursements of Lathrop & Gage L.C., counsel for the Bank, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Bank. Borrower further agrees that it shall indemnify the Bank from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the Loans or this Agreement or any of the other Loan Documents.

          (2) Borrower agrees to indemnify the Bank and its directors, officers, employees and agents (each such person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the making of any loans or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or wilful misconduct of such Indemnitee and (ii) have not, in whole or in part, arisen out of or resulted from any act, or omission to act, of Borrower or any of its Affiliates.

          (3) The provisions of this Section 13.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Bank. All amounts due under this
Section 13.5 shall be payable on written demand therefor.

     1.82 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not the Bank shall have made any demand under this Agreement or such other Loan Document and notwithstanding that such Obligations may be unmatured. The rights of the Bank under this Section 13.6 are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

     1.83 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SAID STATE, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.

     1.84 Waivers; Amendment. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be contained in a written instrument signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower or any Subsidiary to any other or further notice or demand in similar or other circumstances.

     1.85 Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "CHARGES"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Bank, shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable under the Notes, together with all Charges payable to the Bank, shall be limited to the Maximum Rate.

     1.86 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     1.87 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     1.88 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 13.3.

     1.89 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     1.90 Jurisdiction; Consent to Service of Process.

          (1) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Missouri state court or the federal court for the Western District of Missouri, any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Missouri state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or its properties in the courts of any jurisdiction.

          (2) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any Missouri state court or federal court for the Western District of Missouri. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (3) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     1.91 Terms Generally. The definitions contained in this Agreement and in Exhibit 1 hereto shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "INCLUDE," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided, however, that, for purposes of determining compliance with any covenant set forth in Article 10, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower's audited financial statements referred to in
Article 10.

     1.92 ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO ARISING FROM AN ALLEGED TORT SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S. AND ANY SUCCESSOR THEREOF ("J.A.M.S.") AND THE "SPECIAL RULES" SET FORTH BELOW.

IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES.

THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF KANSAS CITY, MISSOURI AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

NOTHING IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAVIER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12. U.S.C. SEC 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF THE BANK (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER.

THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT.

NEITHER THIS EXERCISE OR SELF HELP REMEDIES FOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAVIER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

     THIS DOCUMENT, TOGETHER WITH OTHER WRITTEN AGREEMENTS BETWEEN HARMON INDUSTRIES, INC. AND NATIONSBANK, N.A., IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES. THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENTS OR PRIOR WRITTEN CREDIT AGREEMENTS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. ANY ADDITIONAL TERMS OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES ARE SET FORTH BELOW.

     THERE ARE NO SUCH ORAL AGREEMENTS BETWEEN SUCH PARTIES.


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


     IN WITNESS WHEREOF, the parties have executed this Agreement, by their duly authorized officers, as of the day and year first above written.


                                   HARMON INDUSTRIES, INC.,
                                   a Missouri corporation

[SEAL]                             By:
                                     ------------------------------------
                                           Charles M. Foudree
                                     Executive Vice President - Finance

ATTEST:

By:  ____________________________
                                    NATIONSBANK, N.A., a national
____________, Assistant Secretary   banking association



                                    By:  ___________________________________
                                    Charles W. Hunter
                                    Senior Vice President




                                      45